U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. D. 20549

                            Form 12b-25

NOTIFICATION OF LATE FILING                              SEC FILE NUMBER
                                                            0-12283

                                                         CUSIP NUMBER
                                                          989906 10 2

[] Form 10-K and Form 10-KSB   [] Form 20-F   [] Form 11-K
[X] Form 10-Q and 10-QSB       [] Form N-SAR

     For Period Ended:  December 31, 1996
                        -----------------
     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [X]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended:  December 31, 1996
                                       -----------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: NONE
                                                         ----


Part I -- Registrant Information

Full Name of Registrant     ZONIC CORPORATION

Former Name if Applicable:  none

Address of Principal Executive Office (Street and Number)
     50 West TechneCenter Drive

City, State and Zip Code
     Milford, Ohio  45150


Part II -- Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III --- Narrative

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Form 10-Q cannot be filed within the prescribed period because the Registrant has not finalized the accounting effect of the sale of its Zeta Technology and software to A&D Company, Ltd. effective December 31, 1996. See the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 1997.


Part IV -- Other Information
     (1) Name and telephone number of person to contact in regard to this notification

     James B. Webb             (513)              248-1911
     -------------             -----              ---------
        (Name)              (Area Code)       (Telephone Number)

     (2) Have all other periodic reports required under section 12 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
If the answer is no, identify report(s).
                                             [X] Yes   [] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or a portion thereof?

                                             [ ] Yes   [X] No


     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              ZONIC CORPORATION
              (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 14, 1997         By /s/ James B. Webb
       -----------------            -----------------
                                    President